Exhibit 99.1

CELGENE REPORTS SECOND QUARTER 2018

OPERATING AND FINANCIAL RESULTS

–     Strong total net product sales of $3.8 billion, increased 17% Y/Y

–     Raising full-year total revenue guidance to ~$15 billion and REVLIMID® net sales to ~$9.7 billion

–     Advancing late-stage next-generation growth drivers

SUMMIT, NJ — (July 26, 2018) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $3,808 million for the second quarter of 2018, a 17 percent increase from the same period in 2017. Celgene reported second quarter 2018 total revenue of $3,814 million, a 17 percent increase compared to $3,271 million in the second quarter of 2017.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,045 million and diluted earnings per share (EPS) of $1.43 for the second quarter of 2018. For the second quarter of 2017, GAAP net income was $1,101 million and diluted EPS was $1.36.

Adjusted net income for the second quarter of 2018 increased 5 percent to $1,585 million compared to $1,514 million in the second quarter of 2017. For the same period, adjusted diluted EPS increased 16 percent to $2.16 (including dilution from the Juno Therapeutics acquisition) from $1.87.

“We continued to deliver strong operating performance in the second quarter, leading us to update our 2018 financial guidance,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “Our next innovation cycle is underway. We are meaningfully advancing our pipeline, while strengthening the organization to maximize future growth opportunities.”

Second Quarter 2018 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2018 compared to the second quarter of 2017. The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense and a litigation-related loss contingency accrual expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the second quarter increased 21 percent to $2,453 million. REVLIMID® sales continue to grow, driven by increases in market share and extended treatment duration. U.S. sales of $1,586 million and international sales of $867 million increased 17 percent and 28 percent year-over-year, respectively. International sales were also favorably impacted by customer buying patterns and sales of product for use in clinical trials.

•                                          POMALYST®/IMNOVID® sales for the second quarter were $507 million, an increase of 30 percent year-over-year. U.S. sales were $341 million and international sales were $166 million, an increase of 41 percent and 11 percent year-over-year, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by increases in market share and treatment duration.

•                                          OTEZLA® sales for the second quarter were $375 million, a 5 percent increase year-over-year. Second quarter U.S. sales of $291 million and international sales of $84 million decreased 5 percent and increased 62 percent year-over-year, respectively. OTEZLA® sales in the U.S. were driven primarily by increasing demand with continued access pull-through in contracted health plans that was offset by lower customer inventory levels at the end of the second quarter of 2018. The strong momentum of OTEZLA® adoption continued in key international markets with significant growth acceleration in Japan.

•                                          ABRAXANE® sales for the second quarter were $243 million, a 4 percent decrease year-over-year. U.S. sales were $152 million and international sales were $91 million, a decrease of 6 percent and 2 percent year-over-year, respectively.

•                                          In the second quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $230 million compared to $222 million in the second quarter of 2017.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,251 million for the second quarter of 2018 compared to $835 million for the same period in 2017. Adjusted R&D expenses were $948 million for the second quarter of 2018 compared to $690 million for the second quarter of 2017. The increase was driven by the inclusion of R&D expenses associated with the acquisition of Juno and regulatory submission-related work on multiple programs. Additional R&D expenses only included on a GAAP basis increased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $790 million for the second quarter of 2018 compared to $939 million for the same period in 2017. Adjusted SG&A expenses were $672 million for the second quarter of 2018 compared to $532 million for the second quarter of 2017. The current period included an increase in SG&A expense associated with the acquisition of Juno and marketing-related expenses. Additional SG&A expenses only included on a GAAP basis decreased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $1.2 billion in the second quarter of 2018, compared to $1.6 billion for the second quarter of 2017. In May 2018, we entered into an accelerated share repurchase (ASR) agreement to repurchase an aggregate of $2 billion of our common stock. During the second quarter of 2018, we purchased 32.8 million of our shares for $3.3 billion, including the $2 billion paid for the ASR for which we have received a partial delivery of approximately 18 million shares. We anticipate the remaining shares from the ASR will be received in the third quarter of 2018. As of June 30, 2018, Celgene had approximately $2.8 billion remaining under its stock repurchase program. Celgene ended the quarter with approximately $3.4 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

Celgene Expects Volume-Driven Product Sales and Earnings Growth in 2018

	Previous 2018 guidance	Updated 2018 guidance
Total Revenue	~$14.8B	~$15.0B
REVLIMID® Net Product Sales	~ $9.5B	~$9.7B
POMALYST®/IMNOVID® Net Product Sales	~ $2.0B	Unchanged
OTEZLA® Net Product Sales	~$1.5B	Unchanged
ABRAXANE® Net Product Sales	~$1.0B	Unchanged
GAAP Operating Margin	~ 38%	~35%
GAAP Diluted EPS	~ $6.31	$5.95-$6.25
Adjusted Operating Margin	~56.0%	Unchanged
Adjusted Diluted EPS	~$8.45	$8.70-$8.75
Adjusted Tax Rate	~17%	Unchanged
Weighted Average Diluted Shares	~755M	~735M

Portfolio Updates

•                  In July, Celgene announced that the phase III AUGMENT® trial evaluating REVLIMID® in combination with rituximab (R2) in patients with relapsed and/or refractory follicular lymphoma and marginal zone lymphoma met the primary endpoint of progression-free survival (PFS). Data from the AUGMENT® trial will be submitted to a future medical meeting. Global regulatory submissions are planned for the first quarter of 2019.

•                  In June and July, Celgene and Acceleron Pharma announced that luspatercept achieved all primary and key secondary endpoints in the phase III MEDALIST® and BELIEVE® trials in patients with low-to-intermediate risk myelodysplastic syndromes (MDS) and transfusion-dependent beta-thalassemia, respectively. Data from the MEDALIST® and BELIEVE® trials will be submitted to a future medical meeting in 2018. Regulatory applications for luspatercept in the United States and Europe are planned for the first half of 2019.

•                  At the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting in June, data were presented on Celgene’s pipeline assets and marketed products including:

•                  Updated durability and safety data from the TRANSCEND NHL-001 trial evaluating liso-cel (JCAR017) in patients with relapsed and/or refractory aggressive non-Hodgkin lymphoma (NHL).

•                  In collaboration with partner bluebird bio, updated data from the CRB-401 phase I trial evaluating bb2121 in patients with relapsed and/or refractory multiple myeloma (RRMM).

•                  Results from the phase III OPTIMISMM® trial evaluating POMALYST® in combination with bortezomib and dexamethasone (PVd) in patients with second-line multiple myeloma.

•                  Results from the phase III RELEVANCE® trial evaluating REVLIMID® in combination with rituximab in patients with previously untreated follicular lymphoma (FL).

•                  Results from the Merck sponsored phase III KEYNOTE-407 trial evaluating KEYTRUDA® (pembrolizumab) in combination with ABRAXANE® as first-line treatment for metastatic squamous non-small cell lung cancer (NSCLC).

•                  PFS and safety analysis from the Genentech-sponsored phase III IMpower131 trial evaluating TECENTRIQ® (atezolizumab) plus chemotherapy (carboplatin and ABRAXANE®) as first-line treatment in patients with advanced squamous NSCLC.

•                  In May, Roche announced that the phase III IMpower130 trial evaluating TECENTRIQ® plus chemotherapy (carboplatin and ABRAXANE®) in patients with metastatic non-squamous NSCLC met its co-primary endpoints of overall survival and PFS. Additionally, in July, Roche announced that the phase III IMpassion130 trial with ABRAXANE® in combination with TECENTRIQ® in patients with metastatic or locally advanced triple negative breast cancer met its co-primary endpoint of PFS. Data from these trials will be presented at a future medical meeting.

•                  The phase I TRANSCEND CLL-004 trial evaluating liso-cel in patients with relapsed and/or refractory chronic lymphocytic leukemia (CLL) continues to enroll. The phase III TRANSFORM (BCM-003) trial evaluating liso-cel as second-line therapy in patients with diffuse large B-cell lymphoma (DLBCL) who are eligible for transplantation is initiating. In addition, the phase II trial (PILOT) evaluating liso-cel as second-line therapy in patients with DLBCL who are not eligible for transplantation was initiated in May.

Organizational Updates

•                  In May, Celgene announced the hiring of David V. Elkins as Executive Vice President (EVP) and Chief Financial Officer (CFO) and the appointment of Peter N. Kellogg to EVP, Chief Corporate Strategy Officer until his retirement planned for mid-2019. Mr. Elkins joined Celgene as EVP on July 1, 2018 and will succeed Peter Kellogg as CFO effective August 1, 2018.

•                  In June, Celgene announced the appointment of Jonathan Biller as EVP and General Counsel effective July 3, 2018, following the departure of Gerald F. Masoudi.

Second Quarter 2018 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2018 operational and financial performance on Thursday, July 26, 2018, at 9 a.m. ET.  The conference call will be available by webcast at http://www.celgene.com.  An audio replay of the call will be available from noon July 26, 2018, until midnight ET August 2, 2018.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 2194616.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Celgene

Investors:

908-673-9628

ir@celgene.com

or

Media:

908-673-2275

media@celgene.com

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-Based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and six-month periods ended June 30, 2018 and 2017, and for the projected amounts for the twelve-month period ending December 31, 2018.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2018	2017*	2018	2017*

Net product sales	$3,808	$3,259	$7,339	$6,211
Other revenue	6	12	13	22
Total revenue	3,814	3,271	7,352	6,233

Cost of goods sold (excluding amortization of acquired intangible assets)	126	111	261	224
Research and development	1,251	835	3,454	1,830
Selling, general and administrative	790	939	1,654	1,559
Amortization of acquired intangible assets	127	88	214	170
Acquisition related charges (income) and restructuring, net	34	(13)	65	26
Total costs and expenses	2,328	1,960	5,648	3,809

Operating income	1,486	1,311	1,704	2,424

Interest and investment income, net	9	24	22	39
Interest (expense)	(192)	(126)	(358)	(253)
Other income (expense), net	4	(31)	969	(18)

Income before income taxes	1,307	1,178	2,337	2,192

Income tax provision	262	77	446	159

Net income	$1,045	$1,101	$1,891	$2,033

Net income per common share:
Basic	$1.46	$1.41	$2.58	$2.61
Diluted	$1.43	$1.36	$2.52	$2.51

Weighted average shares:
Basic	716.1	780.4	732.1	779.7
Diluted	732.6	811.7	750.6	811.5

* During the third quarter of 2017, we adopted ASU 2017-12 with an initial application date of January 1, 2017. Prior to the adoption of ASU 2017-12, we recognized all changes in the fair value of the excluded component of a hedge in Other income (expense), net in the Consolidated Statements of Income under a mark-to-market approach. Pursuant to the provisions of ASU 2017-12, we no longer recognize the adjustments to the fair value of the excluded component in Other income (expense), net but we instead recognize the initial value of the excluded component using an amortization approach over the life of the hedging instrument. The results for the three- and six-month periods ended June 30, 2017 have been recast to reflect the adoption of ASU 2017-12. The three- and six-month periods ended June 30, 2017 include the following immaterial revisions to previously issued financial results:

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2017		June 30, 2017
	As Reported	As Revised	As Reported	As Revised
Net product sales	$3,256	$3,259	$6,206	$6,211
Other income (expense), net	(76)	(31)	(50)	(18)
Income tax provision	69	77	153	159
Net income	1,061	1,101	2,002	2,033
Diluted net income per common share	$1.31	$1.36	$2.47	$2.51

	June 30,	December 31,
	2018	2017
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$3,410	$12,042
Total assets	33,444	30,141
Long-term debt, including current portion	20,256	15,838
Total stockholders’ equity	3,430	6,921

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2018	2017*	2018	2017*

Net income - GAAP		$1,045	$1,101	$1,891	$2,033

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	9	8	18	15

Research and development:
Share-based compensation expense	(1)	157	70	356	135
Collaboration-related upfront expense	(2)	146	75	391	85
Research and development asset acquisition expense	(3)	—	—	1,125	325
Adjustment to clinical trial and development activity wind-down charge	(4)	—	—	(60)	—

Selling, general and administrative:
Share-based compensation expense	(1)	118	92	311	173
Litigation-related loss contingency accrual expense	(5)	—	315	—	315

Amortization of acquired intangible assets	(6)	127	88	214	170

Acquisition related charges (income) and restructuring, net:
Change in fair value of contingent consideration and success payments	(7)	7	(13)	(23)	26
Acquisition related charges	(8)	27	—	88	—

Other income (expense), net:
Change in fair value of equity investments	(9)	6	—	(953)	—

Income tax provision:
Estimated tax impact from above adjustments	(10)	(52)	(127)	(185)	(238)
Non-operating tax adjustments	(11)	(5)	(95)	(16)	(170)
Net income - Adjusted		$1,585	$1,514	$3,157	$2,869

Net income per common share - Adjusted
Basic		$2.21	$1.94	$4.31	$3.68
Diluted		$2.16	$1.87	$4.21	$3.54

Explanation of adjustments:

(1)                                 Exclude share-based compensation expense totaling $284 and $170 for the three-month periods ended June 30, 2018 and 2017, respectively. Exclude share-based compensation expense totaling $685 and $323 for the six-month periods ended June 30, 2018 and 2017, respectively.

(2)                                 Exclude upfront payment expense for research and development collaboration arrangements.

(3)                                 Exclude research and development asset acquisition expenses.

(4)                                 Exclude adjustment of clinical trial and development activity wind-down charge associated with the discontinuance of GED-0301 clinical trials in Crohn’s disease.

(5)                                 Exclude loss contingency accrual expenses related to a civil litigation matter.

(6)                                 Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).

(7)                                 Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited (Nogra), Quanticel and Juno, as well as changes in the fair value of success payments related to the acquisition of Juno.

(8)                                 Exclude acquisition costs related to Juno.

(9)                                 Exclude changes in the fair value of equity investments due to the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

(10)                          Exclude the estimated tax impact of the above adjustments.

(11)                          Exclude other non-operating tax expense items. The adjustments for the three- and six-month periods ended June 30, 2018 and 2017 are to exclude the excess tax related to the adoption of ASU 2016-09 (Compensation-Stock Compensation).

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2017		June 30, 2017
	As Reported	As Revised	As Reported	As Revised
Net income - GAAP	$1,061	$1,101	$2,002	$2,033
Net income - Adjusted	1,474	1,514	2,838	2,869
Diluted net income per common share - Adjusted	$1.82	$1.87	$3.50	$3.54

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2018 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$4,374	$4,594

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		31	28

Research and development:
Share-based compensation expense		554	502
Collaboration-related upfront expense		391	391
Research and development asset acquisition expense		1,125	1,125
Adjustment to clinical trial and development activity wind-down charge		(60)	(60)

Selling, general and administrative:
Share-based compensation expense		542	491

Amortization of acquired intangible assets		493	469

Acquisition related charges (income) and restructuring, net:
Change in fair value of contingent consideration and success payments		24	14
Acquisition related charges		110	88

Other income (expense), net:
Change in fair value of equity investments		(1,007)	(1,007)

Income tax provision:
Estimated tax impact from above adjustments		(166)	(188)
Non-operating tax adjustments		(16)	(16)
Projected net income - Adjusted		$6,395	$6,431

Projected net income per diluted common share - GAAP		$5.95	$6.25

Projected net income per diluted common share - Adjusted		$8.70	$8.75

Projected weighted average diluted shares		735.0	735.0

(1)                                 Our projected 2018 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments as per ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,586	$1,358	16.8%	16.8%	0.0%
International	867	676	28.3%	29.9%	(1.6)%
Worldwide	2,453	2,034	20.6%	21.1%	(0.5)%

POMALYST®/IMNOVID®
U.S.	341	241	41.5%	41.5%	0.0%
International	166	150	10.7%	11.8%	(1.1)%
Worldwide	507	391	29.7%	30.1%	(0.4)%

OTEZLA®
U.S.	291	306	(4.9)%	(4.9)%	0.0%
International	84	52	61.5%	62.5%	(1.0)%
Worldwide	375	358	4.7%	4.9%	(0.2)%

ABRAXANE®
U.S.	152	161	(5.6)%	(5.6)%	0.0%
International	91	93	(2.2)%	(1.0)%	(1.2)%
Worldwide	243	254	(4.3)%	(3.9)%	(0.4)%

IDHIFA® (3)
U.S.	16	—	N/A	N/A	N/A
International	1	—	N/A	N/A	N/A
Worldwide	17	—	N/A	N/A	N/A

VIDAZA®
U.S.	3	2	50.0%	50.0%	0.0%
International	159	154	3.2%	5.0%	(1.8)%
Worldwide	162	156	3.8%	5.6%	(1.8)%

azacitidine for injection
U.S.	5	9	(44.4)%	(44.4)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	5	9	(44.4)%	(44.4)%	0.0%

THALOMID®
U.S.	17	21	(19.0)%	(19.0)%	0.0%
International	11	13	(15.4)%	(13.6)%	(1.8)%
Worldwide	28	34	(17.6)%	(16.9)%	(0.7)%

ISTODAX®
U.S.	14	17	(17.6)%	(17.6)%	0.0%
International	3	2	50.0%	48.7%	1.3%
Worldwide	17	19	(10.5)%	(10.6)%	0.1%

All Other
U.S.	—	—	N/A	N/A	N/A
International	1	4	N/A	N/A	N/A
Worldwide	1	4	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,425	2,115	14.7%	14.7%	0.0%
International	1,383	1,144	20.9%	22.7%	(1.8)%
Worldwide	$3,808	$3,259	16.8%	17.4%	(0.6)%

(1)                                 Operational includes impact from both volume and price.

(2)                                 Currency includes the impact from both foreign exchange rates and hedging activities.

(3)                                 IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$3,073	$2,592	18.6%	18.6%	0.0%
International	1,614	1,326	21.7%	22.1%	(0.4)%
Worldwide	4,687	3,918	19.6%	19.7%	(0.1)%

POMALYST®/IMNOVID®
U.S.	641	457	40.3%	40.3%	0.0%
International	319	298	7.0%	7.7%	(0.7)%
Worldwide	960	755	27.2%	27.5%	(0.3)%

OTEZLA®
U.S.	567	505	12.3%	12.3%	0.0%
International	161	95	69.5%	69.8%	(0.3)%
Worldwide	728	600	21.3%	21.3%	0.0%

ABRAXANE®
U.S.	311	303	2.6%	2.6%	0.0%
International	194	187	3.7%	4.2%	(0.5)%
Worldwide	505	490	3.1%	3.3%	(0.2)%

IDHIFA® (3)
U.S.	30	—	N/A	N/A	N/A
International	1	—	N/A	N/A	N/A
Worldwide	31	—	N/A	N/A	N/A

VIDAZA®
U.S.	5	4	25.0%	25.0%	0.0%
International	314	310	1.3%	2.0%	(0.7)%
Worldwide	319	314	1.6%	2.3%	(0.7)%

azacitidine for injection
U.S.	11	18	(38.9)%	(38.9)%	0.0%
International	1	—	N/A	N/A	N/A
Worldwide	12	18	(33.3)%	(33.3)%	0.0%

THALOMID®
U.S.	36	43	(16.3)%	(16.3)%	0.0%
International	23	27	(14.8)%	(14.1)%	(0.7)%
Worldwide	59	70	(15.7)%	(15.4)%	(0.3)%

ISTODAX®
U.S.	30	34	(11.8)%	(11.8)%	0.0%
International	6	5	20.0%	17.7%	2.3%
Worldwide	36	39	(7.7)%	(8.0)%	0.3%

All Other
U.S.	—	—	N/A	N/A	N/A
International	2	7	N/A	N/A	N/A
Worldwide	2	7	N/A	N/A	N/A

Total Net Product Sales
U.S.	4,704	3,956	18.9%	18.9%	0.0%
International	2,635	2,255	16.9%	17.6%	(0.7)%
Worldwide	$7,339	$6,211	18.2%	18.4%	(0.2)%

(1)                                 Operational includes impact from both volume and price.

(2)                                 Currency includes the impact from both foreign exchange rates and hedging activities.

(3)                                 IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.